    As filed with the Securities and Exchange Commission on August 25, 1998.

                                                      REGISTRATION NO. 333-_____
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ----------------------

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             ----------------------

                                  ARQULE, INC.
             (Exact name of registrant as specified in its charter)

           Delaware                                           04-3221586
  (State or other jurisdiction                             (I.R.S. Employer
of incorporation or organization)                        Identification Number)

         200 Boston Avenue, Medford, Massachusetts 02155 (781) 395-4100 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             ----------------------

                                 ERIC B. GORDON
                      President and Chief Executive Officer
                                  ArQule, Inc.
                               200 Boston Avenue,
                          Medford, Massachusetts 02155
                                 (781) 395-4100
       (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                 with copies to:
                             MICHAEL LYTTON, ESQUIRE
                               Palmer & Dodge LLP
                                One Beacon Street
                           Boston, Massachusetts 02108
                                 (617) 573-0100

                             ----------------------

      Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

                             ----------------------

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                                CALCULATION OF REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------------
 Title of each class of securities   Amount to be   Proposed maximum offering   Proposed maximum aggregate      Amount of
         to be registered             registered       price per share(1)            offering price(1)       registration fee
------------------------------------------------------------------------------------------------------------------------------

Common Stock, $0.01 par value       78,000 shares          $5.46875                     $426,562.50               $126.00
------------------------------------------------------------------------------------------------------------------------------
(1)   Estimated solely for the purpose of determining the registration fee and computed pursuant to Rule 457(c), based upon the average of the high and low sale prices on August 21, 1998, as reported by the Nasdaq National Market.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

Subject to Completion, dated August  25, 1998

                                  ArQule, Inc.

                          78,000 SHARES OF COMMON STOCK

     This Prospectus relates to the offer and sale of up to 78,000 shares (the "Shares") of Common Stock, $0.01 par value (the "Common Stock"), of ArQule, Inc. ("ArQule" or the "Company") by certain of the Company's existing stockholders (the "Selling Stockholders"). The Shares may be offered and sold by the Selling Stockholders, or their respective pledgees, donees, transferees or other successors in interest, from time to time in one or more transactions (which may involve block transactions), in open-market transactions, in privately-negotiated transactions through the purchase or writing of options on the Shares, in short sales or in a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Shares to or through broker-dealers and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they sell as principal or both (which compensation to a particular broker-dealer might be in excess of customary commissions). See "Selling Stockholders" and "Plan of Distribution."

     All of the Shares offered hereunder are to be sold by the Selling Stockholders. The Company will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders. The Company has agreed to bear certain expenses (other than fees and expenses, if any, of counsel or other advisors to the Selling Stockholders) in connection with the registration and sale of the Shares. The Company has agreed to indemnify the Selling Stockholders against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended (the "Securities Act").

     The Common Stock of the Company is listed for quotation on the Nasdaq National Market under the symbol ARQL. On August 21, 1998, the closing sale price of the Common Stock, as reported on the Nasdaq National Market, was $5.4375 per share.

                                 ______________

           AN INVESTMENT IN THE SECURITIES REGISTERED HEREBY INVOLVES
      A HIGH DEGREE OF RISK. SEE "RISK FACTORS BEGINNING ON PAGE 4 OF THIS
                                  PROSPECTUS."

                                 ______________

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
                      AND EXCHANGE COMMISSION OR ANY STATE
                  SECURITIES COMMISSION; NOR HAS THE SECURITIES
                 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
      PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. No person is authorized, in connection with the offering made hereby, to give any information or to make any representation other than as contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus is not an offer to sell, or a solicitation of an offer to buy, by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

                The date of this Prospectus is August ____, 1998

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy and information statements and other information filed by the Company can be inspected and copied at the public reference facilities of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices located at 7 World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such reports and other information can also be reviewed through the Commission's web site on the Internet (http://www.sec.gov). The Common Stock of the Company is quoted on the Nasdaq National Market. Reports and other information concerning the Company may be inspected at the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006-1506.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Commission (File No. 000-21429), pursuant to the Exchange Act, are incorporated herein by reference:

     (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 and the Company's amended Annual Report on Form 10-K/A for the fiscal year ended December 31, 1997, filed with the Commission on March 17, 1998 and April 17, 1998, respectively.

     (b) All other reports, if any, filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since the Annual Report referred to in paragraph (a) above.

     (c) The description of the Common Stock of the Company contained in the Company's Registration Statement on Form 8-A, filed on September 25, 1996, including any amendment or reports filed for the purpose of updating such description.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the securities offered hereby shall be deemed incorporated by reference into this Prospectus and to be a part hereof from the date of filing such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded, for purposes of this Prospectus, to the extent that a statement contained herein (or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide, without charge, to each person to whom a copy of this Prospectus is delivered, upon written or oral request of any such person, a copy of any or all of the documents which are incorporated herein by reference, except for certain exhibits to such documents. Requests should be directed to the Company, 200 Boston Avenue, Medford, Massachusetts 02155, attention: James
R. Fitzgerald, Jr., telephone: (781) 395-4100.

                                  RISK FACTORS

     An investment in the shares of Common Stock being offered hereby involves a high degree of risk. Prospective investors should carefully consider the following risk factors, in addition to the other information contained in this Prospectus, before purchasing the shares of Common Stock offered hereby.

     LIMITED OPERATING HISTORY; HISTORY OF OPERATING LOSSES; UNCERTAINTY OF FUTURE PROFITABILITY. The Company has had a limited operating history. For the years ended December 31, 1995 and 1996, the Company had net losses of approximately $2.3 million and $3.0 million, respectively. For the year ended December 31, 1997, the Company had net income of approximately $291,000. The Company's expansion of its operations and enhancements to its technology will result in significant expenses over the next several years that may not be offset by significant revenues. The Company expects that revenue for the foreseeable future and the Company's ability to achieve profitability will be dependent upon the ability of the Company to recognize revenue from the achievement of milestones or royalties, licensing of developmental candidates, collaborators and entering into additional collaborative arrangements with customers. To date, all revenue received by the Company has been derived from up-front fees, payments for compound deliveries, milestones, and research and development funding paid pursuant to collaborative agreements with the Company's collaborative partners. The Company has not realized any material revenue from the achievement of milestones or royalties from the discovery, development or sale of a commercial product by one of the Company's collaborative partners, and there can be no assurance that any such revenue will be realized. The Company is unable to determine whether, and for how long, it will be profitable.

     UNPROVEN BUSINESS STRATEGY. The Company's modular building block approach to chemistry has not yet resulted in the commercialization of a product. The Company uses chemical building blocks for the purpose of rapidly identifying, optimizing and obtaining proprietary rights to as many compounds with commercial potential as possible. The pricing and nature of the Company's programs are such that there may only be a limited number of companies that are potential customers for such programs. The Company's ability to succeed is dependent upon the acceptance by potential customers of the Company's approach to chemistry and compound optimization as an effective tool in the discovery and development of compounds with commercial potential. Due to the highly proprietary nature of the activities being conducted, the central importance of these activities to their product discovery and development efforts, and the desire to obtain maximum patent and other proprietary protection on the results of their internal programs, pharmaceutical, biotechnology and agrochemical companies have historically conducted lead compound identification and optimization within their own research departments. There can be no assurance that the Company's present or future collaborators will not pursue existing or alternative technology, either independently or in collaboration with others, in preference to that of the Company or that the Company will be able to attract future collaborators on acceptable terms or develop a sustainable, profitable business.

     COMPETITION AND THE RISK OF OBSOLESCENCE OF TECHNOLOGY. Competition among the many organizations actively attempting to identify and optimize compounds, or development in the pharmaceutical industry and in other areas is intense. ArQule competes with the research departments of pharmaceutical companies, biotechnology companies, agrochemical companies, combinatorial chemistry companies and research and academic institutions. Many of these competitors have greater financial and human resources, and more experience in research and development, than the Company. Historically, pharmaceutical and agrochemical companies have maintained close control over their research activities, including the synthesis, screening and optimization of chemical compounds. Many of these companies, which represent the greatest potential market for ArQule's products and services, have developed or are developing internal combinatorial chemistry and other methodologies to improve productivity, including major investments in robotics technology to permit the automated parallel synthesis of compounds. In addition, ArQule competes with biotechnology and combinatorial chemistry companies that offer a range of products and services. Academic institutions, governmental agencies and other research organizations are also conducting research in areas in which the Company is working, either on their own or in collaboration with others. The Company anticipates that it will face increased competition in the future as new companies enter the market and advanced technologies, including more sophisticated information technologies, become available. The Company's technological approaches may be rendered obsolete or uneconomical by advances in existing technological approaches or the development of different approaches by one or more of the Company's competitors.

     LIMITED SALES AND MARKETING EXPERIENCE; EXPANSION OF SALES ACTIVITIES. To date, the Company has sold its products to its collaborative partners primarily through the efforts of its senior management. The Company's senior management has limited experience in marketing products similar to those of the Company. In order to achieve significant long-term growth in revenue and its overall strategic goals, the Company intends to hire several dedicated sales and marketing personnel. There can be no assurance that the Company will be able to achieve anticipated expansion of its business, attract a significant number of new collaborative partners as customers or build an efficient and effective sales and marketing organization. In the event the Company is unable to achieve any one or more of the foregoing goals, the Company's business, financial condition and results of operations could be materially adversely affected. In addition to the risks inherent in the Company's efforts to market its own products, the Company's revenue from royalties and milestone payments from its collaborative partners is substantially dependent upon the marketing efforts of such collaborative partners as discussed below under "Dependence on Third Parties."

     DEPENDENCE ON THIRD PARTIES. The Company's strategy for the development and commercialization of its products and services involves the formation of collaborative arrangements with third parties, initially pharmaceutical, biotechnology and agrochemical companies. To date, the Company has entered into numerous such arrangements. There can be no assurance that the Company's existing collaborations will not be terminated under certain circumstances by its collaborators and any such terminations could have a material adverse effect on the Company. There can be no assurance that the Company will be able to establish additional collaborative arrangements, that any such arrangements will be on terms favorable to the Company, or that current or future collaborative arrangements will ultimately be successful. Further, ArQule's receipt of revenue from collaborative arrangements is affected by the timing of efforts expended by third parties. The Company's products and services will result in commercialized pharmaceutical and agrochemical products generating milestone payments and royalties only after significant preclinical and clinical development efforts or the completion of preliminary field trials, the receipt of the requisite regulatory approvals, and the integration of manufacturing capabilities and successful marketing efforts. With the exception of certain aspects of preclinical drug development, the Company does not currently intend to perform any of these activities. Therefore, the Company will be dependent upon the expertise of, and dedication of sufficient resources by, third parties to develop and commercialize products. Should a collaborative partner fail to develop or commercialize a compound or product to which it has obtained rights from the Company, the Company may not receive any future milestone payments or royalties associated with such compound or product. Furthermore, there can be no assurance that any such development or commercialization would be successful or that disputes will not arise over the application of payment provisions to such products. There can be no assurance that current or future collaborative partners will not pursue alternative technologies or develop alternative products, either on their own or in collaboration with others, including the Company's competitors, as a means for developing alternative solutions in the areas targeted by collaborative arrangements with the Company.

     DEPENDENCE ON KEY EMPLOYEES. The Company is highly dependent on the principal members of its scientific and management staff, in particular, Dr. Joseph C. Hogan, Jr. and Dr. David L. Coffen. The loss of one or more members of its staff could have a material adverse effect on the Company's business, financial condition and results of operations. The Company does not maintain key person life insurance on the life of any employee. The Company's future success will also depend, in part, on its ability to identify, hire and retain additional qualified personnel, including individuals with doctorates in basic sciences. There is intense competition for such personnel in the areas of the Company's activities, and there can be no assurance that the Company will be able to continue to attract and retain personnel with the advanced technical qualifications necessary for the development of the Company's business. Failure to attract and retain key personnel could have a material adverse effect on the Company's business, financial condition and results of operations.

     FUTURE CAPITAL NEEDS; UNCERTAINTY OF ADDITIONAL FUNDING. The Company may be required to raise additional capital over a period of several years in order to conduct its operations. Such capital may be raised through additional public or private equity financings, as well as collaborative arrangements, borrowings and other available sources. The Company's capital requirements depend on numerous factors, including entering into additional collaborative arrangements, competing technological and market developments, changes in the Company's existing collaborative relationships, the cost of filing, prosecuting, defending and enforcing patent claims and other intellectual property rights, the purchase of additional capital equipment, the progress of the Company's drug discovery programs and the progress of the Company's collaborators' milestone and royalty-producing activities. The Company does not currently plan to independently develop, manufacture or market any products it discovers. Should the Company choose to develop any such products, however, the Company will require substantial funds to conduct research and development, preclinical studies, clinical trials and field trials and to market any products that may be developed. There can be no assurance that additional funding, if necessary, will be available on favorable terms, if at all. If adequate funds are not available, the Company may be required to curtail operations significantly or to obtain funds by entering into arrangements with collaborative partners or others that may require the Company to relinquish rights to certain of its technologies, product candidates, products or potential markets. To the extent that additional capital is raised through the sale of equity or securities convertible into equity, the issuance of such securities could result in dilution to the Company's existing stockholders.

     DEPENDENCE ON SCALE UP AND MANAGEMENT OF GROWTH. The Company's success will depend on the expansion of its operations and the management of these expanded operations. To be cost-effective in its delivery of services and products, the Company must enhance productivity through further automation of its processes and improvements to its technology. The Company also must successfully structure and manage multiple additional collaborative relationships. There can be no assurance that the Company will be successful in its engineering efforts to further automate its processes or that the Company will be successful in managing and meeting the staffing requirements of additional collaborative relationships. Failure to achieve any of these goals could have a material adverse effect on the Company's business, financial condition or results of operations.

     DEPENDENCE ON PATENTS AND PROPRIETARY RIGHTS. ArQule has six U.S. issued utility patents, two foreign issued utility patents, one U.S. issued design patent and has filed a number of patent applications. There can be no assurance that patent applications filed by ArQule will result in patents being issued, that the claims of such patents will offer significant protection of the Company's technology, or that any patents issued to or licensed by ArQule will not be challenged, narrowed, invalidated or circumvented. The Company believes its success will depend in large part on its ability, and the ability of its licensees and its licensors, to obtain patents for its technologies and the compounds and other products, if any, resulting from the application of such technologies, to defend such patents once obtained and to maintain trade secrets, both in the United States and in foreign countries. In the absence of such patents, the Company may be unable to prevent others from utilizing the Company's technology and may need to rely upon expertise developed during pre-commercial implementation of the technology, which may not provide the same level of competitive advantages. The commercial success of the Company will also depend upon avoiding the infringement of patents issued to others and maintaining the technology licenses upon which certain of the Company's current products are, or any future products under development might be, based.

     Some of the Company's competitors have, or are affiliated with companies having, substantially greater resources than the Company, and such competitors may be able to sustain the costs of complex patent litigation to a greater degree and for longer periods of time than the Company. Uncertainties resulting from the initiation and continuation of any patent or related litigation could have a material adverse effect on the Company's ability to compete in the marketplace pending resolution of the disputed matters. To date, six U.S. utility patents, two foreign utility patents and one U.S. design patent have been issued to the Company. There can be no assurance that other patents will issue to the Company or its licensors as a result of their pending applications or that, if issued, such patents will contain claims sufficiently broad to afford protection against competitors with similar technology. Moreover, there can be no assurance that the Company or its customers will be able to obtain significant patent protection for compounds or products based upon the Company's technology. There can be no assurance that any patents issued to the Company or its collaborative partners, or for which the Company has license rights, will not be challenged, narrowed, invalidated or circumvented, or that the rights granted thereunder will provide competitive advantages to the Company. Litigation, which could result in substantial cost to the Company, may be necessary to enforce the Company's patent and license rights, to enforce or defend an infringement claim, or to determine the scope and validity of others' proprietary rights. If competitors of the Company prepare and file patent applications in the United States or abroad that claim technology also claimed by the Company, the Company may have to participate in interference proceedings declared by the U.S. Patent and Trademark Office to determine the priority of invention, or opposition proceedings in a foreign patent office, both of which could result in substantial cost to the Company, even if the outcome is favorable. An adverse outcome could subject the Company to significant liabilities to third parties, and require the Company to cease using the technology or to license disputed rights from third parties, which licenses may not be available at reasonable cost.

     A number of pharmaceutical, biotechnology and agrochemical companies, as well as research and academic institutions, have developed technologies, filed patent applications or received patents on various technologies that may be related to the Company's business. Some of these technologies, applications or patents may conflict with the Company's technologies or patent applications. Such conflicts could also limit the scope of the claim of any patents that the Company may be able to obtain, or result in the rejection of the Company's patent applications. The Company currently has certain licenses to patents and patent applications from third parties, and in the future may require additional licenses from other parties. There can be no assurance that: (i) such licenses will be obtainable on commercially reasonable terms, if at all; (ii) the patents underlying such licenses will be valid and enforceable; (iii) patents having commercially valuable claims will issue from any licensed patent applications; or (iv) the proprietary nature of any other technology underlying such licenses will remain proprietary.

     The Company relies substantially on certain technologies that are not patentable or proprietary and are therefore available to the Company's competitors. The Company also relies on certain proprietary trade secrets and know-how that are not patentable. Although the Company has taken steps to protect its unpatented trade secrets and know-how, in part through the use of confidentiality agreements with its employees, consultants and certain of its collaborators, there can be no assurance that (i) the agreements will not be breached; (ii) the Company would have adequate remedies for any breach; or (iii) the Company's trade secrets will not otherwise become known or be independently developed or discovered by competitors.

     POTENTIAL LIABILITY REGARDING HAZARDOUS MATERIALS. The research and development processes of the Company involve the controlled use of hazardous materials. The Company is subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of such materials and certain waste products. The risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, the Company could be held liable for any damages that result and any such liability could exceed the resources of the Company. In addition, there can be no assurance that the Company will not be required to incur significant costs to comply with environmental laws and regulations in the future.

     GOVERNMENT REGULATION. Although the manufacture, transportation and storage of the Company's products are subject to the laws and regulations regarding hazardous materials discussed in the preceding risk factor, the sale of the Company's products is not subject to significant government regulations. However, the Company's future profitability is dependent on the sales of pharmaceuticals and other products developed from the Company's compounds by its customers and collaborators. Regulation by governmental entities in the United States and other countries may be a significant factor in the production and marketing of products that may be developed by a customer or collaborative partner of the Company. The nature and the extent to which such regulation may apply to the Company's customers or its collaborative partners will vary depending on the nature of any such products.

     Virtually all pharmaceutical products developed by the Company's customers or its collaborative partner will require regulatory approval by governmental agencies prior to commercialization. In particular, human pharmaceutical products are subject to rigorous preclinical and clinical testing and other approval procedures by the U.S. Food and Drug Administration (the "FDA") and by foreign regulatory authorities. Various federal and, in some cases, state statutes and regulations also govern or influence the manufacturing, safety, labeling, storage, record keeping and marketing of such pharmaceutical products. The process of obtaining these approvals and the subsequent compliance with appropriate federal and foreign statutes and regulations are time consuming and require the expenditure of substantial resources. Generally, in order to gain FDA approval, a company first must conduct preclinical studies in the laboratory and in animal models to gain preliminary information on a compound's efficacy and to identify any safety problems. The results of these studies are submitted as a part of an Investigational New Drug application ("IND") that the FDA must review before human clinical trials of an investigational drug can start. In order to commercialize any products, the Company or its customers or its collaborative partners will be required to sponsor and file an IND and will be responsible for initiating and overseeing the clinical studies to demonstrate the safety and efficacy that are necessary to obtain FDA approval of any such products. Clinical trials are normally done in three phases and generally take two to five years, but may take longer, to complete. After completion of clinical trials of a new product, FDA and foreign regulatory authority marketing, approval must be obtained. If the product is classified as a new drug, a New Drug Application ("NDA") must be filed and approved before commercial marketing of the drug. The testing and approval processes require substantial time and effort and there can be no assurance that any approval will be granted on a timely basis, if at all. NDAs submitted to the FDA can take several years to obtain approval. Even if FDA regulatory clearances are obtained, a marketed product is subject to continual review, and later discovery of previously unknown problems or failure to comply with the applicable regulatory requirements may result in restrictions on the marketing of a product or withdrawal of the product from the market as well as possible civil or criminal sanctions. For marketing outside the United States, the Company will also be subject to foreign regulatory requirements governing human clinical trials and marketing approval for pharmaceutical products. The requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement vary widely from country to country.

     Fertilizers, pesticides and other agrochemical products sold by the Company's collaborators will be subject to rigorous testing and approval processes by the U.S. Environmental Protection Agency and similar regulatory authorities in certain states and in other countries. The process of obtaining these approvals can be time consuming and costly. There can be no assurance that such approvals will be granted on a timely basis.


                                   THE COMPANY

     ArQule is a chemistry company focused primarily in the field of accelerated drug discovery using its high throughput lead generation and lead optimization technologies. ArQule provides new pathways to product discovery by integrating five core technologies--modular building block technology, structure-guided design, high speed parallel chemical synthesis, information technology and an Automated Molecular Assembly Plant (AMAP(TM)) parallel synthesis system to accelerate the identification and optimization of drug and product development candidates in the pharmaceutical, biotechnology, and agrochemical industries. ArQule's Mapping Array(TM) Program is comprised of libraries of novel, diverse, small organic, pure compounds used for screening against biological targets in new product discovery. ArQule's Directed Array(TM) Program is an iterative parallel process used to produce analog sets of desired lead compounds and rapidly develop optimized drug candidates.

     For additional information concerning the Company, please refer to the documents listed under "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

     ArQule's principal executive offices are located at 200 Boston Avenue, Medford, Massachusetts 02155, and its telephone number at that location is
(781) 395-4100.


                               RECENT DEVELOPMENTS

     On August 13, 1998, the Company entered into a Research Collaboration and License Agreement (the "Collaboration Agreement") with Amersham Pharmacia Biotech AB ("Pharmacia") as well as a Commercialization Agreement (the "Commercialization Agreement"). Pursuant to the Collaboration Agreement and the Commercialization Agreement, the Company and Pharmacia will jointly develop and commercialize customized bioseparations products for industrial, life science, and research applications.

     Under terms of the Collaboration Agreement, ArQule will utilize its chemistry capabilities to identify and optimize small molecules which meet the highly specific binding characteristics needed for customized bioseparations applications. Pharmacia will integrate ArQule's molecules into customized separations tools including reagents, columns and equipment. Pursuant to the Commercialization Agreement, Pharmacia will commercialize any bioseparations products developed, and ArQule will receive research and development payments and royalties on product sales upon commercialization.


                                 USE OF PROCEEDS

     The Company will not receive any proceeds from the sale of Common Stock by the Selling Stockholders.

                              SELLING STOCKHOLDERS

     The Selling Stockholders are the holders of 78,000 shares of Common Stock. The following table sets forth the name of, and the number of shares of Common Stock beneficially owned by, each Selling Stockholder as of August 24, 1998, the number of the shares to be offered by each Selling Stockholder pursuant to this Prospectus and the number of the Company's outstanding shares to be beneficially owned by each Selling Stockholder after the offering if all of the shares offered hereby by such Selling Stockholder are sold as described herein. The Selling Stockholders have not held any position or office with, been employed by, or otherwise had a material relationship with, the Company or any of its predecessors or affiliates other than as stockholders of ArQule subsequent to their respective acquisition of shares of ArQule securities. The Shares are being registered to permit public secondary trading of the Shares, and the Selling Stockholders may offer the Shares for resale from time to time. See "Plan of Distribution."

     In recognition of the fact that Selling Stockholders may wish to be legally permitted to sell their Shares when they deem appropriate, the Company has filed the Registration Statement with respect to the resale of the Shares from time to time in the public markets or in privately-negotiated transactions and has agreed to prepare and file such amendments and supplements to the Registration Statement as may be necessary to keep the Registration Statement effective until the Shares are no longer required to be registered for the sale thereof by the Selling Stockholders.

     Except as set forth herein, the Company has agreed to pay for all costs and expenses incident to the issuance, offer, sale and delivery of the Shares, including, but not limited to, all expenses and fees of preparing, filing and printing the Registration Statement and Prospectus and related exhibits, amendments and supplements thereto and mailing of such items. The Selling Stockholders have agreed to pay up to $10,000 of these expenses. The Company will not pay selling commissions and expenses associated with any such sales by the Selling Stockholders. The Company has agreed to indemnify the Selling Stockholders against certain liabilities including liabilities under the Securities Act.

                             NUMBER OF SHARES    NUMBER OF       NUMBER OF SHARES
                             BENEFICIALLY OWNED  SHARES OF       BENEFICIALLY
                             AS OF               COMMON STOCK    OWNED AFTER
NAME OF SELLING STOCKHOLDER  AUGUST 24, 1998     OFFERED HEREBY  OFFERING
---------------------------  ------------------  --------------  ----------------

H. Lawrence Ross             13,301              13,301                 0

Merlin D. Schulze            64,699              64,699                 0
-----------------            ------              ------                 -
TOTAL                        78,000              78,000                 0


                             PLAN OF DISTRIBUTION

     The Company has filed with the Commission the Registration Statement, of which this Prospectus forms a part, with respect to the resale of the Shares from time to time by the Selling Stockholders or their respective pledgees, donees, transferees or other successors in interest as described below.

     The Shares being offered by the Selling Stockholders, or their respective pledgees, donees, transferees or other successors in interest, will be sold in one or more transactions (which may involve block transactions) on the Nasdaq National Market or on such other market on which the Common Stock may from time to time be trading, in privately-negotiated transactions, through the writing of options on the Shares, short sales or any combination thereof. The sale price to the public may be the market price prevailing at the time of sale, a price related to such prevailing market price or such other price as the Selling Stockholders determine from time to time. The Shares may also be sold pursuant to Rule 144 of the Securities Act. The Selling Stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of Shares if they deem the purchase price to be unsatisfactory at any particular time.

     The Selling Stockholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the Shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Brokers acting as agents for the Selling Stockholders will receive usual and customary commissions for brokerage transactions, and market makers and block purchasers purchasing the Shares will do so for their own account and at their own risk. Each Selling Stockholder will be responsible for all brokerage commissions and other amounts payable with respect to any sale of Shares with respect to such Selling Stockholder and any legal, accounting or their expenses incurred.

     It is possible that a Selling Stockholder will attempt to sell shares of Common Stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. There can be no assurance that all or any of the Shares offered hereby will be issued to, or sold by, the Selling Stockholders. The Selling Stockholders and any brokers, dealers or agents, upon effecting the sale of any of the Shares offered hereby, may be deemed "underwriters" as that term is defined under the Securities Act or the Exchange Act, or the rules and regulations thereunder, and any commissions received by them or profit on any resale of the Shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act.

     The Selling Stockholders, alternatively, may sell all or any part of the Shares offered hereby through an underwriter. No Selling Stockholder has entered into any agreement with a prospective underwriter, and there is no assurance that any such agreement will be entered into. If a Selling Stockholder enters into such an agreement or agreements, the relevant details will be set forth in a supplement or revisions to this Prospectus.

     The Selling Stockholders and any other persons participating in the sale or distribution of the Shares will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the Shares by the Selling Stockholders or any other such person. The foregoing may affect the marketability of the Shares.

     In the event of an underwritten public offering for the account of the Company, the Selling Stockholders may, upon the written request of the managing underwriter of such offering, be prohibited from selling any of the shares offered hereby for a period beginning 10 days prior to the effective date of the registration statement relating to such public offering and ending 30 days after such effective date.

     The Company has agreed to indemnify the Selling Stockholders, or their transferees or assignees, against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Selling Stockholders or their respective pledgees, donees, transferees or other successors in interest, may be required to make in respect thereof.


                            LEGALITY OF COMMON STOCK

     The validity of the securities offered hereby will be passed upon for the Company by Palmer & Dodge LLP, Boston, Massachusetts. Michael Lytton, a partner of Palmer & Dodge LLP, is Secretary of the Company and Lynnette C. Fallon, also a partner of Palmer & Dodge LLP, is Assistant Secretary of the Company.


                                     EXPERTS

     The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 1997 and the amended Annual Report on Form 10-K/A for the year ended December 31, 1997 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The expenses to be borne by the Company in connection with this offering are as follows:

     SEC registration fee...............................     $  126.00
     Accounting fees and expenses.......................     $1,500.00
     Legal fees and expenses............................     $2,860.00
     Miscellaneous expenses.............................     $  514.00
                                                             ---------

          Total.........................................     $5,000.00
                                                             =========

     All of the above figures, except the SEC registration, are estimates. The Selling Stockholders will pay all of these expenses. Selling Stockholders will bear the costs of their own counsel fees and may also incur fees and expenses in connection with the resale of the Common Stock offered hereby.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation law grants the Company the power to indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgements, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, provided, however, no indemnification shall be made in connection with any proceeding brought by or in the right of the Company where the person involved is adjudged to be liable to the Company except to the extent approved by a court. Article V of the Company's Amended and Restated By-laws provides that the Company shall, to extent legally permitted, indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was, or has agreed to become, a director or officer of the Company, or is or was serving, or has agreed to serve, at the request of the Company, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise. The indemnification provided for in Article V is expressly not exclusive of any other rights to which those seeking indemnification may be entitled under any law, agreement or vote of stockholders or disinterested directors or otherwise, and shall inure to the benefit of the heirs, executors and administrators of such persons. Article V also provides that the Company shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against and incurred by such person in any such capacity.

ITEM 16. EXHIBITS

     See the Exhibit Index immediately following the signature page.

ITEM 17.  UNDERTAKINGS

     (a)   The undersigned registrant hereby undertakes as follows:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

           (i) to include any prospectus required by section 10(a)(3) of the Securities Act;

           (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

           (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this Registration Statement;

     provided, however, that no filing will be made pursuant to paragraph
(a)(1)(i) or (a)(1)(ii) if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

     (b) The undersigned hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Medford, Commonwealth of Massachusetts, on August 25, 1998.

                                     ARQULE, INC.

                                     By: /s/ Eric B. Gordon
                                         -------------------------------------
                                         Eric B. Gordon
                                         President and Chief Executive Officer


                                POWER OF ATTORNEY

     We, the undersigned officers and directors of ArQule, Inc., hereby severally constitute and appoint Eric B. Gordon, James R. Fitzgerald, Jr., Michael Lytton, and Lynnette C. Fallon, and each of them singly, our true and lawful attorneys-in-fact, with full power to them in any and all capacities, to sign any amendments to this Registration Statement on Form S-3 (including any post-effective amendments thereto), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


           Signature                                    Title                                Date
           ---------                                    -----                                ----

/s/ Eric B. Gordon                  President, Chief Executive Officer and Director      August 25, 1998
--------------------------------             (Principal Executive Officer)
Eric B. Gordon


/s/ James R. Fitzgerald, Jr.          Vice President, Chief Financial Officer and        August 25, 1998
--------------------------------                       Treasurer
James R. Fitzgerald, Jr.             (Principal Financial Officer and Principal
                                                  Accounting Officer)


/s/ Joseph C. Hogan, Jr.                     Chairman of the Board, Senior               August 25, 1998
--------------------------------            Vice President of Research and
Joseph C. Hogan, Jr.                        Development, Chief Scientific
                                                 Officer and Director


/s/ Adrian de Jonge                                    Director                          August 25, 1998
--------------------------------
Adrian de Jonge

           Signature                                    Title                                Date
           ---------                                    -----                                ----

/s/ Allan R. Ferguson                                  Director                          August 25, 1998
--------------------------------
Allan R. Ferguson


/s/ Stephen M. Dow                                     Director                          August 25, 1998
--------------------------------
Stephen M. Dow


/s/ L. Patrick Gage                                    Director                          August 25, 1998
--------------------------------
L. Patrick Gage


/s/ Michael Rosenblatt                                 Director                          August 25, 1998
--------------------------------
Michael Rosenblatt

                                EXHIBIT INDEX


NUMBER                             DESCRIPTION
------                             -----------
4.1        Amended and Restated Certificate of Incorporation of the Company.
           Filed as Exhbit 3.1 to the Company's Registration Statement on Form S-1 (File No. 333-22945) and incorporated herein by reference.

4.2 Amended and Restated By-laws of the Company. Filed as Exhibit 3.5 to the Company's Registration Statement on Form S-1 (File No. 333-11105) and incorporated herein by reference.

4.3 Specimen Common Stock Certificate. Filed as Exhibit 4.1 to the Company's Registration Statement on Form S-1 (File No. 333-11105) and incorporated herein by reference.

4.4 Investors' Rights Agreement among the Company and certain stockholders of the Company dated November 2, 1995. Filed as Exhibit
           10.5 to the Company's Registration Statement on Form S-1 (File No. 333-11105) and incorporated herein by reference.

4.5 Common Stock Purchase Agreement between the Company and American Home Products Corporation dated July 3, 1997. Filed as Exhibit 10.2 to the Company's Quarterly Report on Form 10-Q for the quarter ended
           June 30, 1997 and incorporated herein by reference.

5          Opinion of Palmer & Dodge LLP. Filed herewith.

10.1+ Research Collaboration and License Agreement between the Company and Amersham Pharmacia Biotech AB dated August 13, 1998. Filed herewith.

10.2+ Commercialisation Agreement between the Company and Amersham Pharmacia Biotech AB dated August 13, 1998. Filed herewith.

23.1 Consent of counsel (contained in opinion of Palmer & Dodge LLP filed as Exhibit 5).

23.2       Consent of PricewaterhouseCoopers LLP. Filed herewith.

24         Power of Attorney. Included on signature page to this Registration
           Statement.










___________________

+ Certain confidential material contained in the document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.